Exhibit 10.23
AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This Amendment to the Amended and Restated Employment Agreement (the “Amendment”) is entered into as of November 16, 2009 (the “Effective Date”), between Gerhard F. Burbach (“Executive”) and Thoratec Corporation, a California corporation (the “Company”).
RECITALS
     WHEREAS, on January 13, 2006, Executive and the Company entered into an Employment Agreement, as amended (the “Employment Agreement”) which sets forth the terms of Executive’s employment with the Company and provides for separation and change of control benefits upon the occurrence of certain terminations of Executive’s employment and/or a change of control of the Company;
     WHEREAS, on April 23, 2007, Executive and the Company entered into an Amended and Restated Employment Agreement (the “Agreement”) which superseded the Employment Agreement in its entirety as of such date;
     WHEREAS, pursuant to Section 23 of the Agreement, the Agreement may be amended by a written instrument signed by both Executive and a duly authorized officer of the Company; and
     WHEREAS, the parties wish to amend the Agreement in order to ensure that the benefits to be provided by the Agreement comply with, or are exempt from, the provisions of Section 409A of the United States Internal Revenue Code (“Section 409A”).
AGREEMENT
     NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereby agree as follows effective as of the Effective Date. Except as otherwise defined herein, capitalized terms shall have the meanings assigned to them in the Agreement.
     1. Amendment. The Agreement is hereby amended to the extent necessary to provide the following:
          1.1 Release; Payments upon Termination of Employment. To the extent the Agreement requires that a release of claims be provided to the Company following a termination of employment in order to receive a benefit under the Agreement, such release shall be delivered to the Company, and shall become non-revocable, no later than fifty-two (52) days following such termination of employment. Except as otherwise provided in this Amendment, any compensation provided under the Agreement that is payable upon a termination of Employee’s employment, shall be paid within sixty (60) days of such termination of employment.
          1.2 Definition of Good Reason. For purposes of the Agreement, “Good Reason” shall mean (A) any material reduction in Executive’s duties or salary or bonus opportunity or (B) a requirement that Executive works at a facility more than twenty-five (25) miles from the Company facility where Executive is then employed without Executive’s written consent; provided, that (A) and (B) shall not constitute grounds for Good Reason termination unless Executive gives the Company written notice describing such Good Reason event within thirty (30) days after the event first occurs, such event is not corrected by the Company within thirty (30) days after the Company’s receipt of such notice and Executive terminates employment no later than one hundred eighty (180) days after the expiration of such correction period.

          1.3 Section 6.9 of the Agreement. Section 6.9 of the Agreement is hereby amended and restated in its entirety to read as follows:
          “6.9 Section 409A.
               (A) Notwithstanding anything in the Agreement or this Amendment to the contrary, any compensation or benefits payable under the Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A and which are designated as payable upon Executive’s termination of employment (other than accrued obligations which must be paid upon such termination under applicable law) shall be payable upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “separation from service”), regardless of when the termination of employment occurs.
               (B) To the maximum extent permitted by applicable law, amounts payable in connection with a separation from service shall be paid in reliance upon Treasury Regulation 1.409A-1(b)(9) (Separation Pay Plans) or Treasury Regulation 1.409A-1(b)(4) (Short-Term Deferrals). However, notwithstanding anything to the contrary in the Agreement, if Executive is deemed by the Company at the time of Executive’s separation from service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under the Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s separation from service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.
               (C) To the extent that the Agreement provides for the payment of any tax gross-up and/or any related taxes, costs or expenses, all such payments shall be made by the Company promptly, but in no event later than the end of Executive’s taxable year next following the Executive’s taxable year in which Executive remits the related taxes.
               (D) To the extent applicable, the Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the effective date of this Amendment. Notwithstanding any provision of the Agreement or the Amendment to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to Executive under Section 409A and related Department of Treasury guidance, to the extent permitted under Section 409A, the Company may, to the extent permitted under Section 409A (i) cooperate in good faith to adopt such amendments to the Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they determine necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Agreement, preserve the economic benefits of the Agreement and avoid less favorable accounting or tax consequences for the Company and/or (ii) take such other actions as mutually determined necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under such section.”
          1.4 Termination of Executive After a Change of Control. The first sentence of Section 6.3 of the Agreement shall be amended and restated in its entirety to read as follows:

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          “Notwithstanding Section 6.2, if Executive would otherwise have been entitled to benefits pursuant to Section 6.2 but his involuntary termination of employment without Cause by the Company occurs on or within eighteen (18) months after a Change of Control, or if Executive terminates his employment with the Company for Good Reason during such period, Executive shall be paid in lieu of the severance pay benefit described in Section 6.2 a Change of Control severance pay benefit equal to two and one-half (2.5) times Executive’s then-current annual base salary plus two and one-half (2.5) times the greatest of (a) the target bonus for the year preceding the year in which Executive’s termination occurs, (b) the actual bonus for such prior year, or (c) the target bonus for the year in which the termination of employment occurs.”
     2. Other Terms and Conditions. Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

EXECUTIVE	THORATEC CORPORATION
/s/ Gerhard F. Burbach	By:	/s/ Neil F. Dimick
Gerhard F. Burbach		Name:	Neil F. Dimick
		Title:	Chairman of the Board

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